UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2019

ORGENESIS INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54329	98-0583166
(State or other	(Commission File	(IRS Employer
jurisdiction	Number)	Identification No.)
of incorporation

20271 Goldenrod Lane, Germantown, MD 20876
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (480) 659-6404

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ORGS	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b -2 of this chapter).

Emerging growth company [   ]

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01 Entry into a Material Definitive Agreement.

Private Placement of 6% Unsecured Convertible Notes

            On May 30, 2019, Orgenesis Inc. (the "Company") entered into a private placement subscription agreement (the "First Subscription Agreement") with Andre Weiss, an accredited U.S. investor (the "First Investor"), pursuant to which the Company agreed to sell an aggregate principal amount of $50,000 in a 6% Unsecured Convertible Note (the "First Convertible Note"), which is convertible, at the discretion of the First Investor, into units at a conversion price of $7.00 per unit, each unit consisting of (1) share of common stock, par value $0.0001, of the Company ("Common Stock") and (2) a warrant, exercisable for three (3) years, to purchase one share of Common Stock at a price of $7.00 per share (the "First Warrants") (collectively a "Unit").

            In addition, on June 6, 2019, the Company entered into a private placement subscription agreement (the "Second Subscription Agreement") with J. Ezra Merkin, an accredited U.S. investor (the "Second Investor", and, together with the First Investor, the “Investors”), pursuant to which the Company agreed to sell an aggregate principal amount of $1,950,000 in a 6% Unsecured Convertible Note (the "Second Convertible Note" and, together with the First Convertible Note, the “Convertible Notes”), which is convertible, at the discretion of the Second Investor, into units at a conversion price of $7.00 per unit, each unit consisting of (1) share of Common Stock and (2) a warrant, exercisable for three (3) years, to purchase one share of Common Stock at a price of $7.00 per share (the "Second Warrants" and, together with the First Warrants, the “Warrants”) (collectively a "Unit").

            The Company received an aggregate of $2,000,000 in gross proceeds from the Investors pursuant to the sale of the Convertible Notes. The Convertible Notes are unsecured obligations of the Company, accrue interest at 6% per annum and have a maturity date of May 30th and June 6, 2022, respectively. At any time within five (5) years from the issuance date of the Convertible Notes, the Investors may convert all or any portion of the outstanding principal amount of the Convertible Notes, plus accrued interest thereon, into the securities as described above.

            At any time after the first three (3) years after issuance, the entire principal amount, plus accrued and unpaid interest thereon, shall automatically convert into Units at $7.00 per share if at any time from and after the date hereof, the closing price of the Company’s Common Stock on the Nasdaq Capital Market (or other national stock exchange or market on which the Common Stock is then listed or quoted) equals or exceeds $15.00 per share (which amount may be adjusted for certain capital events, such as stock splits) for ten (10) consecutive trading days.

            The Convertible Notes contain standard and customary events of default including, but not limited to, failure to make payments when due, failure to observe or perform covenants or agreements contained in the Convertible Notes, the breach of any material representation or warranty contain therein or the bankruptcy or insolvency of the Company. If any event of default occurs, subject to any cure period, the full principal amount, together with interest (including default interest of 12% per annum) and other amounts owing in respect thereof to the date of acceleration shall become, at the Investors’ election, immediately due and payable in cash.

            The Warrants included in the Units expire three (3) years from the date of issuance and have an exercise price of $7.00 per share. If at any time from and after the date of issuance, the closing price of the Company’s Common Stock on the Nasdaq Capital Market (or other national stock exchange or market on which the Common Stock is then listed or quoted) equals or exceeds $15.00 per share (which amount may be adjusted for certain capital events, such as stock splits) for ten (10) consecutive trading days, then the Company shall have the right to require the holder to exercise all or any portion of the Warrants still unexercised for a cash exercise into shares of Common Stock in accordance with the terms of the Warrants.

            The Convertible Notes, the Common Stock and the Warrants issuable upon conversion of the Convertible Notes, and the shares of Common Stock issuable upon exercise of such Warrants (the "Underlying Securities"), have not been registered under the Securities Act of 1933, as amended (the "Securities Act") and were issued and sold to accredited investors in reliance upon the exemption from registration contained in Regulation D promulgated under the Securities Act. The Convertible Notes and Underlying Securities may not be offered or sold in the absence of an effective registration statement or exemption from the registration requirements under the Securities Act.

            The foregoing summaries of the form of Subscription Agreement, the form of Convertible Notes convertible into Units and the form of Warrants do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such documents, copies of which will be filed as exhibits to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2019.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

            The information required by this Item 2.03 is included under Item 1.01 of this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

            The information required by this Item 3.02 is included under Item 1.01 of this Current Report on Form 8-K.

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORGENESIS INC.

Date: June 10, 2019	By:	/s/ Neil Reithinger
Neil Reithinger
Chief Financial Officer, Treasurer and
Secretary